EXHIBIT 2
Execution Copy
AGREEMENT AND PLAN OF MERGER
among
CHECKFREE CORPORATION,
CFA SOFTWARE CORPORATION
and
CARREKER CORPORATION
Dated as of December 29, 2006

COMPANY DISCLOSURE SCHEDULE

Section 3.1(b)	Subsidiaries
Section 3.3(a)	Capitalization
Section 3.3(b)	Ownership of Subsidiaries
Section 3.5(b)	Required Consents
Section 3.6(a)	Permits
Section 3.6(b)	Proceedings
Section 3.7(c)	Undisclosed Liabilities
Section 3.8	Material Changes and Events
Section 3.9	Litigation
Section 3.10(a)	Employee Benefit Plans
Section 3.10(b)	U.S. Benefit Plans
Section 3.10(c)	Operation of Plans
Section 3.10(h)	WARN Act
Section 3.10(h)	Non-U.S. Benefit Plans
Section 3.11(a)	Employees
Section 3.11(b)	Collective Bargaining Agreements
Section 3.11(c)	Certain Employee Matters
Section 3.12(a)(i)	List of certain Owned Intellectual Property
Section 3.12(a)(ii)	List of Licensed Intellectual Property
Section 3.12(b)(i)	Ownership of Owned Intellectual Property
Section 3.12(b)(ii)	Rights to Intellectual Property
Section 3.12(b)(iii)	Intellectual Property License Grants
Section 3.12(c)	Certain Intellectual Property Matters
Section 3.12(d)	No Infringement
Section 3.12(e)	Impairment of Intellectual Property
Section 3.12(f)	No Wrongful Disclosure
Section 3.12(g)	Open Source
Section 3.12(h)	Products Supported through Software Maintenance Services
Section 3.13(a)(i)	Waivers of Taxes
Section 3.13(a)(ii)	Affiliated Tax Group
Section 3.13(a)(iii)	Tax Sharing Agreements
Section 3.13(b)	Certain Tax Matters
Section 3.13(c)	Deferred Taxes
Section 3.13(d)	Non-Deductible Payments
Section 3.13(e)	Tax Return Jurisdictions
Section 3.14	Environmental Matters
Section 3.15	Material Contracts
Section 3.16	Insurance
Section 5.1	Conduct of Business
Section 5.1(f)	Designated Open Employment Positions
Section 6.5(a)	Employee Benefit Matters
Section 6.6(b)	Indemnification Agreements
Section 6.8	Specified Contract
Section 7.2(c)	Company Closing Consents
Section 7.3(c)	Parent Closing Consents

     AGREEMENT AND PLAN OF MERGER, dated as of December 29, 2006 (this “Agreement”), among CheckFree Corporation, a Delaware corporation (“Parent”), CFA Software Corporation, a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), and Carreker Corporation, a Delaware corporation (the “Company”).
     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Shares”), not owned directly or indirectly by Parent or the Company, will be exchanged for $8.05 in cash (the “Merger Consideration”); and
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
     Section 1.2 Closing; Effective Time. Upon the terms and subject to the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place as soon as practicable, but in no event later than three (3) Business Days, after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing), or such other time and date that the parties agree to in writing. The Closing shall be held at the offices of Locke Liddell & Sapp LLP in Dallas, Texas unless another place is agreed to in writing by the parties hereto. As part of the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or certificate of ownership and merger (in either case, the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger, or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger, being the “Effective Time”).
     Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     Section 1.4 Certificate of Incorporation; By-laws.
          (a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended in the Merger to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that such Certificate of Incorporation shall be amended to provide the name of the Surviving Corporation shall be the name of the Company), and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation.
          (b) The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.
     Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
ARTICLE II
EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT ENTITIES;
EXCHANGE OF CERTIFICATES
     Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities
          (a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.1(b) and any Dissenting Shares (as defined below)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Merger Consideration payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.4, of the certificate that formerly evidenced such Share;
          (b) each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and
          (c) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     Section 2.2 Treatment of Options and Other Equity Awards.
          (a) The Company has awarded stock options and restricted shares under (i) the Company’s Director Stock Option Plan and (ii) the Company’s Third Amended and Restated 1994 Stock Incentive Plan (as amended through the date of this Agreement, collectively referred to as the “Company Stock Plans”). Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which action shall be effective as of the Effective Time) subject to the terms of Section 2.2(b) to (A) terminate the Company Stock Plans and (B) cancel, as of the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under the Company Stock Plans (each, a “Company Stock Option”) that is outstanding and unexercised, whether or not vested or exercisable, as of such date (in each case, without the creation of additional liability to the Company or any Subsidiary).
          (b) As of the Effective Time, each holder of a Company Stock Option immediately prior to the Effective Time shall be entitled to receive an amount of cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes, if any, required to be withheld with respect to such payment. No holder of a Company Stock Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Stock Option before or after the Effective Time.
          (c) As of the Effective Time, each outstanding share of restricted Company Common Stock granted under the Company Stock Plans (each, a “Company Restricted Stock Award”), the restrictions of which have not lapsed immediately prior to the Effective Time, shall become fully vested and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the Merger Consideration, less applicable withholding taxes, if any, required to be withheld with respect to such payment.
          (d) If between the date of this Agreement and the Effective Time, the outstanding shares of the Company shall have been increased, decreased, changed into or exchanged for a different number or kind of shares of securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration.
     Section 2.3 Dissenting Shares.
          (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.4, of the certificate or certificates that formerly evidenced such Shares.
          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
     Section 2.4 Surrender of Shares; Stock Transfer Books.
          (a) Prior to the Effective Time, Merger Sub shall designate a bank or trust company to act as agent (the “Exchange Agent”) for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(a) and shall deposit with the Exchange Agent cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall be invested by the Exchange Agent as directed by the Surviving Corporation. As soon as reasonably practicable after the Effective Time, the Exchange Agent, pursuant to irrevocable instructions, shall deliver the aggregate Merger Consideration to be paid pursuant to Section 2.1(a) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.
          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.1(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Merger Sub that such taxes either have been paid or are not applicable. If any holder of Shares is unable to surrender such holder’s Certificates because such Certificates have been lost, stolen, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. Each of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares such amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.
          (c) At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds which had been made available to the Exchange Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.
          (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that:
     Section 3.1 Organization and Qualification; Subsidiaries.
          (a) Each of the Company and each subsidiary of the Company (each a “Subsidiary”) is a corporation, limited liability company or other entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation, limited liability company or limited partnership to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.
          (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of formation of each Subsidiary, the other jurisdictions in which it is authorized to do business, and the percentage of the outstanding equity interests of each Subsidiary owned by the Company, each other Subsidiary and each other holder of equity, is set forth in Section 3.1(b) of the company disclosure schedule (the “Company Disclosure Schedule”). Except as disclosed in Section 3.1(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.
     Section 3.2 Certificate of Incorporation and By-laws. The Certificates of Incorporation, By-laws or equivalent organizational documents of the Company and each of its Subsidiaries have been made available to Parent and are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or By-laws or equivalent organizational documents.
     Section 3.3 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”) and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of December 19 2006, (i) 24,975,250 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable (of which 770,925 Shares are issued as Company Restricted Stock Awards), (ii) 664,473 Shares are held in the treasury of the Company and (iii) 3,917,235 Shares are reserved for future issuance pursuant to outstanding Company Stock Options and other rights (together with the Company Restricted Stock Awards, the “Company Stock Awards”) granted pursuant to the Company Stock Plans. At the Closing, the aggregate number of issued and outstanding Shares and Shares issuable upon exercise of outstanding Company Stock Options shall be equal to or less than the aggregate number of issued and outstanding Shares and Shares issuable upon exercise of outstanding Company Stock Options set forth above in this Section 3.3(a). As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 3.3 or in Section 3.3(a) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character that are binding on the Company or any Subsidiary and that relate to the issued or unissued capital stock of the Company or any Subsidiary or that obligate the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Section 3.3(a) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding as of the December 19, 2006: (i) the name of the Company Stock Award recipient; (ii) the number of Shares subject to such Company Stock Award; (iii) the exercise or purchase price of such Company Stock Award; (iv) the date on which such Company Stock Award was granted; and (v) whether the exercisability of or right to repurchase of such Company Stock Award will not be accelerated in any way by the Merger, and indicates the extent of acceleration. All Shares subject to issuance as set forth in this Section 3.3, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Except as reflected in the Company Stock Plans or as set forth in Section 3.3(a) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Award as a result of the Merger. All outstanding Shares, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each Subsidiary have been issued and granted in compliance in all respects with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.
          (b) Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 3.3(b) to the Company Disclosure Schedule, each share that is owned directly or indirectly by the Company is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.
     Section 3.4 Authority Relative to the Merger. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has (i) approved, adopted and declared advisable this Agreement and the Merger (such approval and adoption having been made in accordance with the DGCL), (ii) approved the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger; (iii) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and the holders of the Shares, and (iv) resolved, subject to Section 6.4(c), to recommend that the holders of Shares approve and adopt this Agreement and the Merger. No state anti-takeover statute is applicable to the Merger.

     Section 3.5 No Conflict; Required Filings and Consents.
          (a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or any Subsidiary or (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(b) have been obtained or taken and all filings and obligations described in Section 3.5(b) have been made or fulfilled, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected.
          (b) Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the performance by the Company of this Agreement will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (ii) any applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and state takeover laws, and (iii) the filing and recordation of appropriate merger documents as required by the DGCL.
     Section 3.6 Permits; Compliance.
          (a) Except as set forth in Section 3.6(a) of the Company Disclosure Schedule, each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority, in each case that are material to the Company and its Subsidiaries, taken as a whole, necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened.
          (b) Each of the Company and its Subsidiaries is in compliance in all material respects with (i) all Laws applicable to the Company or each such Subsidiary or by which any property or asset of the Company or each such Subsidiary is bound or affected, or (ii) all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, Company Permits, franchises or other instruments or obligations to which the Company or each such Subsidiary is a party or by which the Company or each such Subsidiary or any property or asset of the Company or each such Subsidiary is bound. Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, there are no proceedings pending, or to the knowledge of the Company threatened before or by any Governmental Authority or any pending, or to the knowledge of the Company, threatened inquiries or investigations by any Governmental Authority, with respect to the Company or any of its Subsidiaries.

          (c) None of the Company, any of its Subsidiaries or any director, officer, agent, or employee of the Company or any of its Subsidiaries, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (D) in violation of Laws, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company or its Subsidiaries.
     Section 3.7 SEC Filings; Financial Statements.
          (a) The Company has filed or furnished, as the case may be, all forms, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since January 31, 2004 (such forms, reports and other documents, collectively, the “Company SEC Reports”). The Company SEC Reports (i) were prepared in accordance in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed, or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding comment letters or requests for information from the SEC with respect to any Company SEC Report. No Subsidiary is required to file any form, report or other document with the SEC.
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim statements, the omission of footnotes and otherwise as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.
          (c) Neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared as of the date of this Agreement in accordance with GAAP and consistent with the consolidated balance sheet of the Company and the consolidated Subsidiaries as at January 31, 2006, including the notes thereto (the “Latest Balance Sheet”), except for (i) liabilities and obligations that are reflected, reserved for or disclosed in the Latest Balance Sheet or in the consolidated balance sheet of the Company and the consolidated Subsidiaries as at October 31, 2006, including the notes thereto, (ii) liabilities and obligations that are incurred in the ordinary course of business consistent with past practice since January 31, 2006, (iii) liabilities and obligations that have not had, or which would not reasonably be expected to have either individually or in the aggregate a Company Material Adverse Effect, or (iv) as set forth in Section 3.7(c) of the Company Disclosure Schedule.
          (d) The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are designed to ensure and are effective to provide reasonable assurance that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
          (e) The Company has disclosed, based on prior evaluations of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to Parent a summary of any such disclosure by management to the Company’s auditors and audit committee since the Latest Balance Sheet.
          (f) The Company has never incurred and does not reasonably expect to incur a charge to earnings due to the failure to report in the appropriate fiscal period the expense related to the issuance of a stock option with an exercise price lower than the fair market value of the underlying stock at the date of grant. The Company does not have any program or practice in place to (i) time stock option grants to employees or directors with the release of material non-public information in a manner intended to improperly favor employees or directors or (ii) set the exercise prices in coordination with such release in a manner intended to improperly favor employees or directors.
     Section 3.8 Absence of Certain Changes or Events. Since October 31, 2006, except as set forth in Section 3.8 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.
     Section 3.9 Absence of Litigation. Except as set forth in the Company SEC Reports or in Section 3.9 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (which investigation has been communicated to the Company or of which the Company has knowledge) (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority. Except as set forth in Section

3.9 of the Company Disclosure Schedule, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement (an “Order”) with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
     Section 3.10 Employee Benefit Plans.
          (a) Section 3.10(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, retention, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any organization or other entity with whom the Company is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or (b)(1) of ERISA (“ERISA Affiliate”) is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are or within the six years prior to the date upon which the transactions contemplated in this Agreement will close, have been maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate (collectively, the “Plans”). Except as disclosed in Section 3.10(a) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any Plan, other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by this Agreement, the Merger, ERISA, the Code or to otherwise comply with applicable Laws. The Company has expressly reserved its right to amend or terminate each Plan.
          (b) Neither the Company nor any ERISA Affiliate (including any entity that during the past six years was a ERISA Affiliate) has now or at any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). No condition exists and no event has occurred that could constitute grounds for termination of any Plan, and neither the Company nor any ERISA Affiliate has incurred, or reasonably expect to incur, any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan, whether or not waived. No “reportable event,” within the meaning of Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any

Employee Plan. Except as disclosed in Section 3.10(b) of the Company Disclosure Schedule, no Plan exists that (A) provides for the payment of separation, severance, termination or similar-type benefits to any person, (B) obligates the Company or any ERISA Affiliate to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (C) could result in the payment to any present or former employee, director or consultant of the Company or any ERISA Affiliate of any money or other property or accelerate or provide any other special vesting or other rights or benefits to any current or former employee of the Company or any ERISA Affiliate as a result of the consummation of the Merger (whether alone or in connection with any subsequent event). Except as disclosed in Section 3.10(b) of the Company Disclosure Schedule, there is no contract, plan or arrangement covering any current or former employee of the Company or any ERISA Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible, including without limitation, pursuant to the terms of Section 280G of the Code. Except to the extent required under ERISA Section 601 et. seq. and Code Section 4980B, none of the Plans provides for or promises medical, group health, disability or retiree life insurance benefits for a period following retirement or other termination of employment to any current or former employee, officer or director of the Company or any ERISA Affiliate. Except as disclosed in Section 3.10(b) of the Company Disclosure Schedule, each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.
          (c) Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, the Company and the Subsidiaries have performed all material obligations required to be performed by them under, and are not in default in any material respect under or in violation of any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits in the ordinary course) and except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, none of the Company or its Subsidiaries have any knowledge of any fact or event that could reasonably be expected to give rise to any such Action. Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, no material operational or plan failure (within the meaning of Rev. Proc. 2003-44) exists with respect to any Plan that is intended to be qualified under Section 401(a) of the Code.
          (d) Each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter or prototype opinion letter upon which the plan sponsor is entitled to rely from the Internal Revenue Service (the “IRS”) that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event exists that could reasonably be expected to result in the revocation of such qualification or exemption.
          (e) None of the Company or its Subsidiaries has any knowledge of any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.

          (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance. All contributions and contribution obligations have been reflected on the most recent financial statements of the Company included in the Company SEC Reports.
          (g) The Company and the Subsidiaries are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act and any similar state or local law (the “WARN Act”) and have no liabilities pursuant to the WARN Act determined without regard to any terminations of employment that occur on or after the Effective Time. Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, the Company has complied with all reporting and disclosure obligation to all Governmental Authority and all participants and beneficiaries with respect to each Plan required by the terms of such Plan and any statutes, orders, rules or regulations, including but not limited to ERISA, the Code and the Sarbanes-Oxley Act of 2002.
          (h) Except as set forth in Schedule 3.10(b) of the Company Disclosure Schedule, with respect to the Plans which are “group health plans” under Section 4980B of the Code or Section 607(1) of ERISA, there has been timely compliance in all material respects with all requirements imposed under Section 4980(B) of the Code and Part 6 of Title 1 of ERISA, so that neither the Company nor any of its ERISA Affiliates has any (and will not incur any) loss, assessment, tax penalty, or other sanction with respect to any such Plan. Except as set forth in Schedule 3.10(b) of the Company Disclosure Schedule, with respect to the Company’s Plans which are “group health plans” under Section 9832 of the Code or Section 733 of ERISA, such Plans have been maintained in compliance in all material respects with all requirements imposed under Subtitle K of the Code and Part 7 of Title 1 of ERISA, so that neither the Company nor any of its ERISA Affiliates has any (and will not incur any) loss, assessment, tax penalty, or other sanction with respect to any Plan. Except as set forth in Schedule 3.10(b) of the Company Disclosure Schedule, if the Company or any of its Plans are treated as a “covered entity” under the Privacy and Security Standards at 45 CFR Parts 160 through 164, such covered entities have complied in all material respects with such standards beginning with the effective date of such standards to such covered entities.
          (i) The Company and all ERISA Affiliates have complied with Code Section 409A, including all transitional guidance from the Internal Revenue Service, with respect to any interest granted or awarded pursuant to a Plan that is a nonqualified deferred compensation plan (as defined in Code Section 409A(d)(1)), and no person had a legally binding right to an amount under such a nonqualified deferred compensation plan, which would subject such person to the taxes imposed by Code Section 409A.
          (j) In addition to the foregoing, with respect to each Plan listed in Section 3.10(a) of the Company Disclosure Schedule that is not subject to United States law (a “Non-U.S. Benefit Plan”), and except as disclosed in Section 3.10(h) of the Company Disclosure Schedule:

     (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by law or by the terms of such Non-U.S. Benefit Plan or under any agreement between such employer and employee relating thereto have been made, or, if applicable, accrued in accordance with normal accounting practices;
     (ii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined as if such plan is maintained on an ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; and
     (iii) each Non-U.S. Benefit Plan maintained by the Company or any Subsidiary required to be registered or approved has been registered or approved and has been maintained and administered in good standing with applicable regulatory authorities. Each Non-U.S. Benefit Plan has been operated in material compliance with all applicable non-United States Laws.
     (iv) The Company or a Subsidiary may unilaterally amend or terminate any Non-U.S. Benefit Plan (subject to the requirements of applicable Laws) and no commitments to improve or otherwise amend any Non-U.S. Benefit Plan has been made.
     (v) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, no Non-U.S. Benefit Plan exists that could result in (A) the payment to any employee or former employee of any money or other remuneration; (B) accelerated or increased funding requirements for any Non-U.S. Benefit Plan; or (C) the acceleration or provision of any increased rights or benefits to any employee as a result of the transactions contemplated by this Agreement.
     (vi) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, no employee whose employment is governed by the laws of a country other than the U.S. has any agreement as to length of notice or severance pay required to terminate his employment except as results from the application of relevant laws.
     (vii) There have been no resignations or redundancy dismissals or, to the knowledge of the Company, any threats of resignation, of any of the employees employed in France by the Company and any of its Subsidiaries (the French Employees”) (A) that have occurred in the six (6) months prior to the date hereof or (B) that will have occurred from the date hereof through the Closing that would be reasonably expected to materially and adversely affect the business of the Company and its Subsidiaries. There is no written or oral employment agreement with French Employees which may not be terminated by the Company by the giving of three months’ notice or less, or which may give rise to any indemnity payment payable by the Company or any of its Subsidiaries

(other than those provided by the applicable statute, regulations and any collective bargaining agreement). The Company has complied in all material respects with mandatory statutory provisions, regulations, collective agreements, collective accords and judicial decisions concerning working conditions or relations between the Company and its French Employees or any related representative trade union. The Company pays no moneys in the way of salary to persons who do not perform any real work for the Company. With respect to the French Employees, the Company has no optional retirement plan and has set up no system of participation, intéressement, épargne entreprise, agreement to sell or purchase securities, bonuses or commissions in favor of all or any of its employees, except as provided under mandatory employee participation schemes pursuant to statute and regulations. With respect to the French Employees, the Company has not been found liable in respect of the performance or termination of any contract of employment for a period of five (5) years, and the Company has no procedure relating to collective redundancy dismissals for economic reasons. The Company has complied in all material respects with statutory and regulatory provisions relating to employee representative bodies and union sections for its French Employees. As of the date of this Agreement, no significant industrial dispute that would be reasonably expected to materially and adversely affect the business of the Company and its Subsidiaries has occurred concerning the French Employees in the course of the last two (2) years and, as of Closing, no such matter has occurred and remains uncured.
     Section 3.11 Labor and Employment Matters.
          (a) Section 3.11(a) of the Company Disclosure Schedule lists each employee of the Company and the Subsidiaries as of December 15, 2006 and each such employee’s current compensation as of such date and designates as of such date each such employee by the correct employer, job title and business division for which the employee primarily performs services, whether such employee is on leave of absence or layoff status, each employee’s vacation accrual, and each employee’s service crediting date for purposes of vesting and eligibility in its Employee Benefit Plans.
          (b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. As of the date hereof, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Subsidiary. As of the date hereof, there is no strike, controversy, slowdown, work stoppage or lockout occurring, or, to the knowledge of the Company, any threat thereof in writing, by or with respect to any employees of the Company or any Subsidiary.
          (c) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, there is no charge or proceeding with respect to a violation of any occupational safety or health standards asserted or pending with respect to the Company. Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which was asserted since January 1, 2006 or which, if asserted prior to January 1, 2006, remains unresolved or pending before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or employ any person.
     Section 3.12 Intellectual Property.
          (a) Section 3.12(a)(i) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all (i) patents and patent applications in any jurisdiction, (ii) registrations and applications for registration of trademarks in any jurisdiction, unregistered trademarks used in connection with the business of the Company and any of its Subsidiaries as currently conducted and trademark registrations which have been abandoned in any jurisdiction, (iii) registrations and applications for registration of copyrights in any jurisdiction, (iv) domain name registrations in any jurisdiction, (v) all patentable inventions that have not yet become the subject of a patent application, but for which Company intends to file a patent application, in each case, with respect to the foregoing in subsections (i) through (v), as included in the definition of Owned Intellectual Property. Section 3.12(a)(ii) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all Licensed Intellectual Property and, for each item of Licensed Intellectual Property embedded in any Products, identifies the parties to which the Company or any of its Subsidiaries, as applicable, have currently effective agreements under which such Licensed Intellectual Property is licensed to Company or a Subsidiary, information regarding termination, expiration and renewal of such agreements, and any royalties or fees payable in the future or on a recurring basis for such licenses to such Licensed Intellectual Property. Section 3.12(a)(i) of the Company Disclosure Schedule lists the jurisdictions in which each such item of Owned Intellectual Property has been issued or registered or in which any such application for such issuance and or registration has been filed. No Owned Intellectual Property is involved in any interference, reissue, reexamination, opposition or cancellation proceeding. All filing, examination, issuance, post registration and maintenance fees, annuities and the like presently required with respect to any of the Owned Intellectual Property have been paid. Except as set forth in Section 3.12(a)(i) or (ii) of the Company Disclosure Schedules, the Company and its Subsidiaries are not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Owned Intellectual Property, Licensed Intellectual Property embedded in any Products, or other third party, with respect to its and their use thereof or in connection with the conduct of the Company’s and Subsidiaries’ business as currently conducted; provided, however, that this sentence shall not apply to any such requirement, liability or obligation incurred after the date of this Agreement by the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practice so long as the Company provides prompt written notice to Parent and Merger Sub of the incurrence by the Company or any of its Subsidiaries of such requirement, liability or obligation. For purposes of any Intellectual Property Licenses between Company or a Subsidiary and any of the parties identified in Section 3.12(a)(ii) of the Company Disclosure Schedules, no party identified in Section 3.12(a)(ii) to the Company Disclosure Schedule pursuant to which Company or a Subsidiary licenses or is provided any Licensed Intellectual Property as currently used in the ordinary course of Company’s or any Subsidiary’s business as presently conducted or as contemplated to be conducted (including, without limitation, Licensed Intellectual Property embedded in any Products) or that Company or a Subsidiary has licensed or granted a third party to use such Licensed Intellectual Property has issued a written notice of termination or non-renewal which remains uncured or has terminated or non-renewed such agreement since December 21, 2005 and all other information provided in Section 3.12(a)(ii) of the Company Disclosure Statements is accurate in all material respects.
          (b) The Company or a Subsidiary (i) except as set forth in Section 3.12(b)(i) of the Company Disclosure Schedules, is the exclusive owner of all right, title and interest in and to all material Owned Intellectual Property (including, without limitation, all Intellectual Property related to the Products and Services), free and clear of any liens and (ii) except as set forth in Section 3.12(b)(ii) of the Company Disclosure Schedules, has a valid and continuing right to use all material Licensed Intellectual Property as currently used and licensed in the ordinary course of their business as presently conducted or as contemplated to be conducted or as Company or a Subsidiary has licensed or granted a third party to use such Licensed Intellectual Property. Except as set forth in Section 3.12(b)(i) and (ii) of the Company Disclosure Schedule, (1) all material Owned Intellectual Property and all Intellectual Property Licenses for any material Licensed Intellectual Property (including, without limitation, such Licensed Intellectual Property embedded in any Products) are subsisting, valid, and enforceable, and (2) neither Company nor any Subsidiary is in material breach or default of its obligations under any third party license or other agreement with Company or a Subsidiary related to any Licensed Intellectual Property, including, without limitation, all restrictions required by the owner or licensor of such Licensed Intellectual Property for Company’s or a Subsidiary’s sublicense of such Licensed Intellectual Property. For purposes of any Intellectual Property Licenses related to Licensed Intellectual Property embedded in any Products, (1) no such Intellectual Property Licenses are subject to unilateral non-renewal by a party identified in Section 3.12(a)(ii) of the Company Disclosure Schedules within 180 days of the date of execution of this Agreement, and (2) there are no material restrictive covenants in such Intellectual Property Licenses other than those that restrict the use of the Licensed Intellectual Property (including, without limitation, any covenants of non-competition). Within 30 days of the execution of this Agreement, Company shall make available to Parent all Intellectual Property Licenses applicable to all Licensed Intellectual Property. Section 3.12(b)(iii) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all parties to which the Company or any of its Subsidiaries, as applicable, have currently effective agreements pursuant to which Company or a Subsidiary has granted a third party a right or license to sublicense, distribute, resell, or provide any Owned Intellectual Property or Licensed Intellectual Property to unaffiliated third parties or has granted a right or license to act as a service bureau or outsource services provider for unaffiliated third parties using any Owned Intellectual Property or Licensed Intellectual

Property or has granted any exclusive licenses related to the Owned Intellectual Property or Licensed Intellectual Property. Except as set forth in Section 3.12(b)(iii) of the Company Disclosure Schedules,(1) no customer or licensee of the Company or its Subsidiaries has any rights in any Owned Intellectual Property (or any improvements thereto owned by Company or its Subsidiaries) or Licensed Intellectual Property other than the non-exclusive, limited licenses of certain Owned Intellectual Property or Licensed Intellectual Property, (2) neither Company nor any of its Subsidiaries have currently effective agreements pursuant to which Company or a Subsidiary has granted a third party a right or license to sublicense, distribute, resell, or provide any Owned Intellectual Property or Licensed Intellectual Property to unaffiliated third parties or has granted a right or license to act as a service bureau or outsource services provider for unaffiliated third parties using any Owned Intellectual Property or Licensed Intellectual Property or has granted any exclusive licenses related to the Owned Intellectual Property or Licensed Intellectual Property, and (3) the none of the agreements with the parties identified in Section 3.12(b)(iii) has any obligations by Company or any Subsidiary not to compete with such party and contains terms. Within 30 days of the execution of this Agreement, Company shall make available to Parent all agreements with any parties identified in Section 3.12(b)(iii) of the Company Disclosure Schedules.
          (c) The conduct by the Company and the Subsidiaries of their business as currently conducted, the use of the Owned Intellectual Property and Licensed Intellectual Property in connection therewith, the Company’s and its Subsidiaries’ current business practices, and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of any Products or Services do not conflict with, infringe, misappropriate or otherwise violate in any material respect the Intellectual Property rights of any third party. Except as disclosed in Section 3.12(c) of the Company Disclosure Schedule, no Actions have been asserted or are pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary (i) based upon or challenging or seeking to deny or restrict the use by the Company or any Subsidiary of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company or any Subsidiary, or any use of the Owned Intellectual Property or Licensed Intellectual Property infringe, misappropriate or otherwise violate the intellectual property rights or contractual rights of any third party, or (iii) alleging that the Licensed Intellectual Property is being licensed or sublicensed by the Company or any of its Subsidiaries in conflict with the terms of any license or other agreement. Except as disclosed in Section 3.12(c) of the Company Disclosure Schedule, no Owned Intellectual Property or Licensed Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.
          (d) To the knowledge of the Company, except as disclosed in Section 3.12(d) of the Company Disclosure Schedule, no third party is engaging in any activity that infringes, violates, misuses or misappropriates any of the Owned Intellectual Property, and the Company and its Subsidiaries have not made any such claim against any person (including its and their employees and contractors and former employees and contractors).
          (e) The Owned Intellectual Property and the Licensed Intellectual Property constitute all of the Intellectual Property used or held for use in the conduct of the business of the Company and the Subsidiaries as presently conducted, and there are no other material items of

Intellectual Property that are used in the conduct of the business of the Company and the Subsidiaries as presently conducted. Except as disclosed in Section 3.12(e) of the Company Disclosure Schedule, the consummation of the Merger will not result in the termination or impairment of any of the Owned Intellectual Property or the right to use any of the Licensed Intellectual Property or require the payment of additional royalties or fees to third parties for the continued use of the Licensed Intellectual Property as currently conducted by the Company and the Subsidiaries.
          (f) The Company and the Subsidiaries have used reasonable commercial efforts to maintain the confidentiality of the trade secrets and other confidential Intellectual Property used or held for use by the Company or the Subsidiaries, including, without limitation, the Owned Intellectual Property, source code, customer lists, prospect lists and marketing and business plans, and any other confidential information. Except as set forth on Section 3.12(f) of the Company Disclosure Schedule, to the Company’s knowledge, there have been no material wrongful disclosures by the Company or any Subsidiary, or any current or former employee thereof, of any trade secrets and other confidential Intellectual Property used or held for use by the Company or the Subsidiaries. Without limiting the generality of the foregoing, the Company and the Subsidiaries use a business practice of enforcing a policy requiring all personnel and third parties having access to such trade secrets or other confidential Intellectual Property to execute a written agreement which provides protection therefor and which prohibits the use or disclosure thereof. To the knowledge of the Company, each employee, consultant and independent contractor of the Company and its Subsidiaries or other person involved in the creation of any material Owned Intellectual Property incorporated into or used with the Products or Services has entered into a written non-disclosure and invention assignment agreement with the Company or Subsidiary, as applicable. To the knowledge of the Company, (i) there has been no unauthorized disclosure or misappropriation of any trade secrets or confidential information of the Company or any Subsidiary by any employee, consultant or independent contractor of the Company or a Subsidiary, and (ii) no employee, independent contractor or agent of the Company or Subsidiary while employed by or engaged by the Company or Subsidiary has unlawfully accessed or misappropriated the trade secrets or confidential information in connection with their employment with or engagement by Company or a Subsidiary.
          (g) Except as set forth on Section 3.12(g) of the Company Disclosure Schedule (which schedule identifies any such open source licensed software, the governing Open Source License the products or services of the Company or any Subsidiary which utilizes such open source licensed software), none of the material Owned Intellectual Property, and no material Products or Services marketed, licensed or sold by the Company or any Subsidiary, uses, incorporates or has embedded in it any source, object or other Software code subject to an Open Source License. No Software subject to an Open Source License (i) is used or licensed by the Company or its Subsidiaries in the current operation of the Company or its Subsidiaries in a manner that requires the contribution of any portion of any Software owned by the Company to any person, including, without limitation, into the open source software community, or requires the Software (or any portion thereof) to be redistributed at no charge or under an open source license agreement or other license agreement under which the Software was licensed to Company or its Subsidiaries, (ii) neither Company nor any Subsidiary has modified or prepared derivative works of any Software subject to an Open Source License, (iii) No Software subject to an Open Source License and distributed by Company or a Subsidiary has been modified, and (iii)

any Software licensed by Sun Microsystems, Inc. to Company or a Subsidiary and distributed by Company or a Subsidiary has been modified. The Company and its Subsidiaries are in compliance in all material respects with all terms of any Open Source License and obligations related thereto, and the Company’s and its Subsidiaries’ agreements with all sublicensees of such software subject to an Open Source License comply in all material respects with the terms and conditions of any and all Open Source License.
          (h) Schedule 3.12(h) of the Company Disclosure Schedules contains a list of each Product as of the date of this Agreement. All Licensed Intellectual Property imbedded in any Product is set forth in Section 3.12(a)(ii) of the Company Disclosure Schedules. There are no “time bombs,” expiry dates, dongles or other code that will materially disrupt or terminate the operation or have a material adverse impact on the operation of the Products.
          (i) The Company and its Subsidiaries are in compliance in all material respects with all relevant export, re-export and import laws applicable to Company, its Subsidiaries and any Software, Products or Services, including, without limitation, the laws of the United States of America. The Company and its Subsidiaries have not shipped or provided any Products or other Intellectual Property for delivery to, and are not currently providing any Services in or to, a country, entity or individual in violation of any applicable export or re-export laws, including, without limitation, such laws and regulations promulgated or enforced by the United States Department of Treasury or United States Department of Commerce , and are not currently providing any Services, to a country or an individual in violation of any export or re-export laws.
     Section 3.13 Taxes.
          (a) The Company and the Subsidiaries have timely filed (or caused to be timely filed) all Tax Returns required to be filed by them and have paid and discharged all Taxes required to be paid or discharged by them (whether or not shown on such Tax Returns). All such Tax Returns are true, correct and complete in all material respects. Except as set forth in Section 3.13(a)(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. All amounts of Taxes required to be withheld by or with respect to the Company or any Subsidiary with respect to its employees, customers, shareholders, creditors, independent contractors or other third parties have been timely withheld and remitted to the applicable Governmental Authority. The accruals and reserves for Taxes reflected in the Latest Balance Sheet are adequate to satisfy all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Except as set forth in Section 3.13(a)(ii) of the Company Disclosure Schedule, the Company and each Subsidiary is a member of the same affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which the Company files a consolidated U.S. federal income Tax Return as the common parent, and neither the Company nor any Subsidiary has been included in any other consolidated U.S. federal income Tax Return or other combined, affiliated, unitary or similar group for any taxable period for which the statute of limitations has not expired. Neither the Company nor any Subsidiary (i) has participated in any reportable transaction, (ii) is required to make any disclosure to the IRS pursuant to Section 1.6011-4 of the Treasury Regulations promulgated under the Code, or (iii) has participated in a potentially abusive tax shelter within the meaning (prior to its Amendment by the American Jobs Creation Act of 2004) of Section 6112(b) of the Code, or (iv) has taken a position on a Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code or similar Tax Law. Except as set forth in Section 3.13(a)(iii) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes). Neither the Company nor any of its Subsidiaries has any liability for Taxes of any other person under Section 1502-6 of the Treasury Regulations (or any comparable provision of state, local, foreign or other law) or as a transferee or successor by contract or otherwise.
          (b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, (i) there are no pending or, to the knowledge of the Company, threatened, audits, examinations, investigations or other proceedings in respect of any Tax matter of the Company or any Subsidiary, (ii) no Governmental Authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes, (iii) no power of attorney has been granted with respect to any matter relating to Taxes that could affect the Company or any Subsidiary.
          (c) There are no Tax Liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due and payable. Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary will be required to recognize income in a taxable period after the Effective Time that is attributable to any transaction occurring in, or a change in accounting method made for, any taxable period ending on or before the date of the Effective Time that resulted in a deferred reporting of income from such transaction or from such change in accounting method. Neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the past five years.
          (d) Except as set forth on Section 3.13(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has made during the Company’s current tax year through the date hereof or during the Company’s three preceding tax years or is obligated to make any payment that would not be deductible pursuant to Sections 162(a)(1), 162(m) or 280G of the Code.
          (e) Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, the Tax Returns of the Company and the Subsidiaries have not been examined for any taxable years for which the statute of limitations has not expired. Section 3.13(e) of the Company Disclosure Schedule sets forth all jurisdictions in which the Company and each Subsidiary has filed or will file Tax Returns for each taxable period or portion thereof, ending on or before the Closing Date. No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. To the extent specified in Section 3.13(e) of the Company Disclosure Schedule, the Company and each Subsidiary has provided Parent with true and complete copies of Tax Returns filed by the

Company and the Subsidiaries and audit reports received by the Company or any Subsidiary with respect to the audit of any of their Tax Returns.
          (f) Neither the Company nor any Subsidiary has entered into a closing agreement or other similar agreement with a Governmental Authority relating to Taxes of the Company or any Subsidiary.
          (g) None of the assets of the Company or any of the Subsidiaries (i) is tax-exempt use property within the meaning of Code Section 168(h), (ii) directly or indirectly secures any debt the interest on which is exempt under Code Section 103(a) or (iii) is property that is required to be treated as being owned by any person (other than the Company or any of the Subsidiaries) pursuant to the provisions of Code Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986.
     Section 3.14 Environmental Matters. Except as described in Section 3.14 of the Company Disclosure Schedule, (a) none of the Company, any of the Subsidiaries or any predecessor of any of the foregoing is in material violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company, any Subsidiary or any predecessor of any of the foregoing (including, without limitation, soils and surface and ground waters) have been contaminated by the dumping, discharge, spillage, disposal or other release of Hazardous Substances that requires investigation, removal, remediation or corrective action by Company or any Subsidiary under applicable Environmental Laws; (c) none of the Company or any of the Subsidiaries has been notified that it is actually or potentially liable under or received any requests for information or other correspondence or written notice that it is considered potentially liable for any off-site contamination by Hazardous Substances; (d) each of the Company and each Subsidiary has all material permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); (e) each of the Company and each Subsidiary is in material compliance with its Environmental Permits; and (f) neither the execution of this Agreement nor the consummation of the Merger will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.
     Section 3.15 Material Contract. Section 3.15 of the Company’s Disclosure Schedule contains a list of each Material Contract other than Material Contracts filed as exhibits to (or incorporated by reference in) the Company SEC Filings. Each Material Contract is a legal, valid and binding agreement of the Company or the applicable Subsidiary, as the case may be, and, to the Company’s knowledge, of the other party(ies) thereto. Except as set forth on Section 3.15 of the Company’s Disclosure Schedule, (i) neither the Company nor any Subsidiary is in material breach or violation of, or material default under, any Material Contract; (ii) the Company and the Subsidiaries have not received any notice of a material default under any Material Contract which remains uncured; and (iii) neither the execution or delivery of this Agreement nor the performance by the Company of this Agreement shall result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any

Subsidiary pursuant to any Material Contract. To the Company’s knowledge, no party to a Material Contract (other than the Company and the Subsidiaries) is in breach or violation of, or default under, any Material Contract (x) as of the date of this Agreement and (y) as of the Closing if such breach or violation is reasonably likely to result in a Company Material Adverse Effect.
     Section 3.16 Insurance. Section 3.16 of the Company Disclosure Schedule contains a list of all material fire and casualty, general liability, business interruption and other insurance policies (collectively, “Insurance Policies”) maintained by the Company or any of its Subsidiaries. Such Insurance Policies are in effect as of the date of this Agreement. Such Insurance Policies are in such amounts and cover such risks as are reasonably adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and the value of their respective properties and assets on the date hereof. Since October 31, 2006, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or threatened (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material increase in the amount of the premiums payable with respect to any insurance policy.
     Section 3.17 Title to Assets. The Company and each Subsidiary has good title to, or valid leasehold interests in, all their respective properties and tangible assets. All of these properties and assets, other than assets in which the Company or any Subsidiary has leasehold interests, are free and clear of all liens, except for Permitted Liens.
     Section 3.18 Proxy Statement. The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting and at the Effective Time, contain any statement that, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. The Proxy Statement, insofar as it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable law. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent, Merger Sub or any of Parent’s or Merger Sub’s Representatives for inclusion in the Proxy Statement.
     Section 3.19 Opinion of Financial Advisor. The Company has received the written opinion (the “Fairness Opinion”) of Bear Stearns & Co., Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the Company’s stockholders, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement.

     Section 3.20 Brokers. No broker, finder or investment banker (other than Bear Stearns & Co., Inc. and GuideCap Partners, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Bear Stearns & Co., Inc. pursuant to which such firm would be entitled to any payment relating to the Merger.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:
     Section 4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, respectively, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.
     Section 4.2 Authority Relative to the Merger. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Merger. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

     Section 4.3 No Conflict; Required Filings and Consents.
          (a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.3(b) have been obtained or taken and all filings and obligations described in Section 4.3(b) have been made or fulfilled, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Parent Material Adverse Effect.
          (b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of the HSR Act, the Securities Act, the Exchange Act, and filing and recordation of appropriate merger documents as required by the DGCL.
     Section 4.4 Financing. Parent has sufficient funds to permit Parent and Merger Sub to consummate the Merger, including, without limitation, acquiring all the outstanding Shares in the Merger and cashing out the Company Stock Options.
     Section 4.5 Proxy Statement. The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. The Proxy Statement, insofar as it relates to the Parent or Merger Sub or other subsidiaries of Parent or Merger Sub or other information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable law. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in the Proxy Statement.

     Section 4.6 No Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent (or its applicable wholly owned subsidiary), as the sole stockholder of Merger Sub, is the only vote or consent of the holders of any class or series of capital stock of Parent or Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby, and Parent (or its applicable wholly owned subsidiary) has voted or consented to the approval of this Agreement and the Merger on or prior to the date of this Agreement. None of Parent, Merger Sub or any entity controlled by Parent owns beneficially or of record any Shares.
     Section 4.7 SEC Filings; Financial Statements. Except for such matters as would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger, Parent has filed or furnished, as the case may be, all forms, reports and documents required to be filed or furnished by it with the SEC since June 30, 2004 (such forms, reports and other documents, collectively, the “Parent SEC Reports”), and the Parent SEC Reports (including the financial statements included therein) are accurate in all material respects and were prepared in accordance in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder.
     Section 4.8 Litigation. As of the date of this Agreement, there is no Action pending, or, to the knowledge of Parent or Merger Sub, threatened, against or affecting Parent or Merger Sub or against any of their respective assets, properties or employees before any arbitrator or Governmental Entity that would reasonably be expected to materially adversely affect the ability of Parent or Merger Sub to consummate the Merger, and neither Parent nor Merger Sub nor any of their respective properties or assets or, to the knowledge of Parent or Merger Sub, employees is or are subject to any Order that would reasonably be expected to materially adversely affect the ability of the Company or Merger Sub to consummate the Merger.
     Section 4.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
     Section 5.1 Conduct of Business by the Company Pending the Effective Time. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing: (i) the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and subject to the foregoing, the Company will not directly or indirectly take any action that has the effect of reducing its aggregate cash, cash equivalents and marketable securities or its net working capital (current assets less current liabilities); and (ii) the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:
          (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;
          (b) issue, sell, pledge, dispose of, grant or encumber, or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of, or subjection to, any such Lien, (i) any shares of any class of capital stock of the Company or any Subsidiary, (ii) any equity or equity-based compensatory awards (provided that equity awards may be transferred in accordance with the applicable plan document or agreement) or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to Company Stock Options outstanding on the date of this Agreement and granted under Company Stock Plans in effect on the date of this Agreement) or (iii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;
          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except for distributions from direct or indirect wholly owned Subsidiaries of the Company to the Company or one of its wholly owned Subsidiaries;
          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;
          (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets, except pursuant to transactions between the Company and its Subsidiaries or between Subsidiaries; (ii) incur any funded indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person; (iii) make any loans or advances other than in the ordinary course of business and consistent with past practice; (iv) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) authorize, or make any commitment with respect to, any capital expenditure in excess of $100,000 individually or in the aggregate $750,000 in any three (3) month period; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.1(e);

          (f) (i) hire any additional employees except to fill the positions identified on Section 5.1(f) of the Company Disclosure Schedule or any vacancies existing on or arising after the date of this Agreement, (ii) make any offers to any executive officer of an employment position other than the employment position he or she currently holds, except for offers of an employment position made in the ordinary course of business and consistent with past practice, (iii) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice, (iv) grant any new or additional retention, severance or termination pay to, or enter into any new or additional employment, bonus, change of control or severance agreement with, any director, officer or other employee of the Company or of any of its Subsidiaries, (v) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by this Agreement or the Merger contemplated hereby, or as required by ERISA, the Code or to otherwise comply with applicable Law or (vi) loan or advance money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries;
          (g) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act (determined without regard to terminations of employment occurring on or after the Effective Time);
          (h) change in any material respect the Company’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act , as agreed to by its independent public accountants;
          (i) make, revoke or change any material Tax election or material method of Tax accounting, file any amended Tax Return (unless required by Law), enter into any closing agreement relating to a material amount of Taxes, settle or compromise any material liability with respect to Taxes or consent to any material claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;
          (j) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $500,000, other than in the ordinary course of business and consistent with past practice, unless such payment, discharge or satisfaction is made in accordance with the terms of such claim, liability or obligation as such terms exist on the date of this Agreement;
          (k) pay accounts payable, utilize cash, draw down on lines of credit, delay or accelerate capital expenditures, incur expenditures on research and development, other than in the ordinary course of business and consistent with past practice;
          (l) except with respect to amendments or modifications of Material Contracts with customers that are in the ordinary course of business and consistent with past practices, amend or modify in any material respect, or consent to the termination of, any Material Contract, or amend, waive or modify in any material respect, or consent to the termination of, the Company’s or any Subsidiary’s rights thereunder;

          (m) (i) abandon, sell, assign, or grant any security interest in or to any item of the Owned Intellectual Property or Licensed Intellectual Property, (ii) grant to any third party any license, sublicense or covenant not to sue with respect to any Owned Intellectual Property or Licensed Intellectual Property, other than in the ordinary course of business consistent with past practice, (iii) develop, create or invent any Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is under contract, in progress or currently contemplated as of the date hereof), (iv) disclose, or allow to be disclosed, any confidential Owned Intellectual Property, unless such Owned Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof, or (v) fail to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in each item of the Owned Intellectual Property and the Licensed Intellectual Property, except for those items shown in Section 3.12(a)(i) or Section 3.12(a)(ii) of the Company Disclosure Schedule as abandoned;
          (n) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;
          (o) enter into any contract or agreement with any director or executive officer of the Company or any Subsidiary or any of their respective affiliates (including any immediate family member of such person) or any other affiliate of the Company or any Subsidiary; or
          (p) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.
     Section 5.2 No Right to Control. Parent and Merger Sub acknowledge and agree that (a) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Subsidiaries’ operations prior to the Effective Time, and (b) prior to the Effective Time, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
ARTICLE VI
ADDITIONAL AGREEMENTS
     Section 6.1 Stockholders’ Meeting. The Company, acting through the Company Board, shall (a) in accordance with applicable Law and the Company’s Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following the date hereof, but no sooner than 20 business days following the date that the Proxy Statement is mailed to holders of Shares, for the purpose of considering and taking action on this Agreement and the Merger (the “Stockholders’ Meeting”) and (b) (i), subject to Section 6.4(c), include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Merger Sub or Parent, the recommendation of the Company Board that the stockholders of the Company approve and adopt this Agreement and the Merger and (ii) use its reasonable commercial efforts to obtain such approval and adoption.

     Section 6.2 Proxy Statement; SEC Filings.
          (a) The Company shall file as soon as reasonably practicable the Proxy Statement with the SEC under the Exchange Act in form and substance reasonably satisfactory to each of the Company, Parent and Merger Sub, and each shall use its reasonable commercial efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement and in responding to any comments of the SEC with respect to the Proxy Statement or any requests by the SEC for any amendment or supplement thereto or for additional information. Each of the Company, Parent and Merger Sub and its respective counsel shall have a reasonable opportunity to review and comment on (a) the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of Shares and (b) all responses to requests for additional information and replies to comments from the SEC or the staff thereof prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its reasonable commercial efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders’ Meeting at the earliest practicable time.
          (b) Whenever any event occurs relating to this Agreement or the Merger which is required to be set forth in a filing with the SEC by Parent or the Company, whether an amendment or supplement to the Proxy Statement or otherwise, Parent or the Company, as the case may be, shall (i) promptly inform the other party of such occurrence; (ii) provide reasonable advance notice to such other party of such filing (including without limitation an opportunity to provide comments thereto) and (iii) cooperate with such other party in such filing with the SEC or its staff, including without limitation in completing any mailing to stockholders of Company of any amendment or supplement to the Proxy Statement.
     Section 6.3 Access to Information; Confidentiality.
          (a) Subject to applicable Law and confidentiality agreements, including that certain confidentiality agreement dated July 11, 2006 between Parent, Bear, Stearns & Co. Inc. and the Company (the “Confidentiality Agreement”), from the date of this Agreement until the Effective Time, the Company shall (and shall cause its Subsidiaries to): (i) provide to Parent and Parent’s Representatives access, during normal business hours and upon reasonable notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof, (ii) furnish to Parent all monthly and quarterly statements of revenue and expense, earnings, sales, trial balances and such other similar statements as are regularly and customarily provided to senior management of the Company promptly following delivery to such senior management and (iii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as Parent or its Representatives may reasonably request.
          (b) Each of Parent and Merger Sub shall, and shall cause its affiliates and Representatives to, (i) comply with the Confidentiality Agreement as if a party thereto and (ii)

hold in strict confidence as Evaluation Material (as defined in the Confidentiality Agreement) all nonpublic documents and information furnished or made available by one party to the other(s) and their respective affiliates and Representatives.
          (c) No investigation pursuant to this Section 6.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
     Section 6.4 No Solicitation of Transactions.
          (a) The Company agrees that neither it nor any Subsidiary nor any Representative of it or any Subsidiary will, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action for the purpose of facilitating, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or (ii) enter into or maintain or continue discussions or negotiations with any person or entity for the purpose of facilitating such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment providing for or otherwise relating to any Competing Transaction, or (iv) authorize or permit any Representative of the Company or any of its Subsidiaries to take any such action. The Company shall notify Parent as promptly as practicable (and in any event within one business day) after the Company receives any oral or written proposal or offer or any inquiry or contact with any person regarding a potential proposal or offer regarding a Competing Transaction, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer (including material amendments or proposed material amendments). The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.
          (b) Notwithstanding anything to the contrary in this Section 6.4, the Company Board may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, and the Company Board has (i) determined, in its good faith judgment (after consulting with its financial advisor), that such proposal or offer constitutes or could lead to a Superior Proposal (as defined below), (ii) determined, in its good faith judgment after consulting with its outside legal counsel (who may be the Company’s regularly engaged outside legal counsel), that, in light of such proposal or offer, the failure to furnish such information or enter into discussions would be inconsistent with its fiduciary duties under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person prior to taking any such action and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party).

          (c) Except as set forth in this Section 6.4(c) and subject to Section 8.1(e), neither the Company Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or its committees of this Agreement or the Merger (a “Change in the Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction (except for a confidentiality agreement as provided in Section 6.4(b) above). Notwithstanding the foregoing, if the Company Board determines, in its good faith judgment at any time prior to the approval of the Merger by the holders of Shares after consulting with outside legal counsel (who may be the Company’s regularly engaged outside legal counsel), that the failure to make a Change in the Company Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Company Board may make a Change in the Company Recommendation and/or recommend a Superior Proposal, but only (i) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and (ii) if Parent does not prior to three business days after Parent’s receipt of the Notice of Superior Proposal make an offer that the Company Board determines, in its good faith judgment (after consulting with its financial advisor), to be at least as favorable to the Company’s stockholders as such Superior Proposal. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction or otherwise in order to comply with its fiduciary duties under applicable Law or Rule 14d-9 or 14e-2 under the Exchange Act will not constitute a violation of this Agreement or a Change in Company Recommendation.
          (d) A “Competing Transaction” means any of the following (other than the Merger): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company or of any Subsidiary; (iii) any sale, exchange, transfer or other disposition in which the Company or any Subsidiary participates (including by way of taking any action to comply with Section 203 of the DGCL, but excluding typical stock transfer functions) and which results in any person beneficially owning more than 50% of any class of equity securities of the Company or of any Subsidiary; or (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 50% of any class of equity securities of the Company or of any Subsidiary.
          (e) A “Superior Proposal” means an unsolicited written bona fide offer made by a third party with respect to a Competing Transaction, in each case on terms that the Company Board determines, in its good faith judgment (after consulting with its financial advisor) and taking into account all legal, financial, regulatory and other aspects of the offer that it deems relevant, to be more favorable to the Company’s stockholders than the Merger, and for which financing, to the extent it is a condition of such offer, is then committed; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing on which the offer is conditioned is not committed and is not likely in the good faith judgment of the Company Board (after having received the advice of its financial advisor) to be obtained by such third party on a basis the Company Board deems timely.
     Section 6.5 Employee Benefits Matters.
          (a) On and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms (i) the funding obligations arising out of the Merger as set forth in Article II hereof and (ii) all employment agreements and all bonus, retention and severance obligations, of the Company or any Subsidiary, all of which are listed in Section 6.5(a) of the Company Disclosure Schedule, except as may otherwise be agreed to by the parties thereto, and the Company or Parent shall pay at the Effective Time to the applicable officers and employees listed in said Section 6.5(a) of the Company Disclosure Schedule, any amounts with respect to such agreements and obligations that are payable by their terms at the Effective Time or upon consummation of the Merger.
          (b) Following the Effective Time, Parent shall cause the Surviving Corporation to provide the employees of the Company and the Subsidiaries who remain employed by Parent, Merger Sub or their subsidiaries after the Effective Time (the “Company Employees”) with either (i) the employee benefits maintained by the Company immediately prior to the Effective Date or (ii) at least the types and levels of employee benefits (including contribution levels) maintained from time to time by Parent or the Surviving Corporation for similarly-situated employees of Parent or the Surviving Corporation. Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of the Company Employees with the Company or the Subsidiaries attributable to any period before the Effective Time as service rendered to Parent or the Surviving Corporation for purposes of eligibility to participate, vesting and for other appropriate benefits, including, but not limited to, applicability of minimum waiting periods for participation. Without limiting the foregoing, Parent shall not, and shall cause the Surviving Corporation to not, treat any Company Employee as a “new” employee for purposes of any exclusions under any health or similar plan of Parent or the Surviving Corporation for a pre-existing medical condition. Notwithstanding anything herein to the contrary, the Company acknowledges that, in accordance with Parent’s policies applicable to all employees of Parent and its subsidiaries, each Company Employee will be required to submit to a drug test and background check immediately subsequent to the Closing and the results of such drug test and background check will be satisfactory to the Parent in order for such Company Employee to continue employment with the Company. Parent shall, and shall cause the Surviving Corporation, to use commercially reasonable efforts to make appropriate arrangements with its insurance carrier(s) to ensure such results.
          (c) After the Effective Time, Parent shall cause the Surviving Corporation to honor all obligations which accrued prior to the Effective Time under the Plans.
     Section 6.6 Directors’ and Officers’ Indemnification and Insurance.
          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any Subsidiary (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Company or any Subsidiary, or is or was serving at the request of the Company or any Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby, or thereby whether in any case asserted or arising at or before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time, the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Company, and the Surviving Corporation and Parent after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law; provided, however, that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed); provided, further, that the Company, the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. The defense of any claim, suit, proceeding or investigation that is subject to this Section 6.6 shall be conducted by legal counsel reasonably satisfactory to the Indemnified Parties and to the Company (or the Surviving Corporation and the Parent after the Effective Time). Any Indemnified Party wishing to claim indemnification under this Section 6.6(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Corporation and Parent thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent, if any, such failure to promptly notify materially prejudices such party.
          (b) Parent and Merger Sub each agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and the Subsidiaries provided for in the respective charters or bylaws (or other applicable organizational documents) or indemnification agreements listed in Section 6.6(b) of the Company Disclosure Schedule or otherwise in effect as of the date hereof shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim. From and after the Effective Time, Parent and Merger Sub each also agree to indemnify and hold harmless the present and former officers and directors of the

Company and the Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in the respective charters or bylaws (or other organizational documents) of the Company and the Subsidiaries or any written indemnification agreements between the Company and/or one or more Subsidiaries and such officers and directors as listed in Section 6.6(b) of the Company Disclosure Schedule, unless otherwise prohibited by law.
          (c) Prior to the Effective Time, the Company shall purchase a non-cancelable extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in the same form as presently maintained by the Company, which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company.
          (d) The obligations under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.6 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnities to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6 and shall be entitled to enforce the covenants contained herein).
          (e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.6.
     Section 6.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could be reasonably be expected to cause (i) any Company As-Stated Representation (as defined in the parenthetical contained in Section 7.2(a)(ii)) or Parent As-Stated Representation (as defined in the parenthetical contained in Section 7.3(a)(ii)) to be untrue or inaccurate as stated herein or (ii) any other representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply in any material respect with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice.
     Section 6.8 Further Action; Reasonable Commercial Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (a) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Merger, (b) cooperate and use commercially reasonable efforts to take such action necessary to terminate the agreement set forth on Section 6.8 of the Company Disclosure Schedule, (c)

cooperate and use all reasonable efforts to obtain a release from or indemnification regarding the obligations of the Company under the Guaranty of Performance by the Company and Mastek Limited in favor of Bank of New York relating to Carretek LLC, and (d) use its reasonable commercial efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger, including, without limitation, using its reasonable commercial efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger and to fulfill the conditions to the Merger; provided that neither Merger Sub nor Parent will be required by this Section 6.8 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of Merger Sub, Parent, the Company or any of their respective subsidiaries or (ii) limits Parent’s freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent’s or its affiliates’ other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable commercial efforts to take all such action.
     Section 6.9 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, subject to Section 6.2, unless otherwise required by applicable Law or the requirements of the Nasdaq, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger.
     Section 6.10 Investigation and Agreement by Parent and Merger Sub; No Other Representations or Warranties.
          (a) Each of Parent and Merger Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in Article III of this Agreement, the Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby. Except as expressly set forth herein, no person has been authorized by the Company to make any representation or warranty relating to the Company or any Company Subsidiary or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company. Without limiting the generality of the foregoing, each of Parent and Merger Sub agrees that, except as provided in Article III, neither the Company, any holder of Shares or Company Stock Awards nor any of their respective Affiliates or representatives, makes or has made any representation or warranty to Parent and Merger Sub or any of their representatives or Affiliates with respect to:
               (i) any forward-looking information such as projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its

Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent and Merger Sub or their respective representatives or Affiliates; or
               (ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Parent and Merger Sub or their respective representatives or Affiliates, including the information in the on-line data room, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Article III of this Agreement.
Notwithstanding the foregoing or any other provisions of this Agreement, no information or knowledge obtained in any investigation conducted by Parent or Merger Sub or provided to Parent or Merger Sub shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby. Notwithstanding the foregoing or any other provisions of this Agreement, this Section 6.10 shall not apply to fraud or any claim arising out of fraud.
          (b) The Company agrees that, except for the representations and warranties made by Parent and Merger Sub that are expressly set forth in Article IV of this Agreement, Parent and Merger Sub do not make, and have not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Parent or Merger Sub.
ARTICLE VII
CONDITIONS TO THE MERGER
     Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of each of the following conditions:
          (a) Company Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with, and to the extent required by, the DGCL and the Company’s Certificate of Incorporation.
          (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award that is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger.

          (c) Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
     Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible) by Parent at or prior to the Effective Time of each of the following conditions.
          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement (i) shall have been true and correct when made on the date of this Agreement and (ii) shall be true and correct in all material respects (other than the representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6 (other than the last sentence of Section 3.6(b)), 3.7, 3.17, 3.18, 3.19, and 3.20 (collectively, the “Company As-Stated Representations”), which shall be true and correct as stated therein) at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated or permitted by this Agreement; and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.
          (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each person listed on Schedule 7.2(c) of this Agreement and each person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.
          (d) Disposition of Interests. The Company shall have fully disposed of its equity interests in Carretek LLC, Delaware limited liability company, and Mastek Carreker Private Limited, an India private limited company, in accordance with the Amended and Restated Alliance Agreement dated as of January 31, 2005 by and between the Company and Mastek Limited, an Indian corporation, or otherwise in a manner reasonably satisfactory to Parent.
          (e) Audited Financial Statements. The Company shall have delivered to Parent audited financial statements as of and for the nine-month period ended October 31, 2006.
     Section 7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (where applicable) by the Company at or prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct when made on the date of this Agreement and (ii) shall be true and correct in all material respects (other than the representations and warranties of the Parent and Merger Sub contained in Sections 4.1, 4.2, 4.3, 4.5, 4.6, and 4.7 (collectively, the “Parent As-Stated Representations”), which shall be true and correct as stated therein) at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated or permitted by this Agreement; provided, however that notwithstanding the foregoing, the representations and warranties of Parent and Merger Sub contained in Section 4.7 shall only be required to be true and correct either when made or at the Closing Date to extent that the failure of the representation or warranty to be true and correct results in the Parent or Merger Sub not being able to timely consummate the Merger; and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer.
          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.
          (c) Consents Under Agreements. Parent shall have obtained the consent or approval of each person listed on Schedule 7.3(c) of this Agreement and each person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any contract to which Parent or its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company, as follows:
          (a) by mutual written consent of Parent, Merger Sub and the Company;
          (b) by the Company, on one hand, or Parent or Merger Sub, on the other hand, by written notice to the other:
               (i) if, upon a vote at the Stockholder’s Meeting (or any adjournment or postponement thereof), the stockholders of the Company do not approve this Agreement and the Merger;
               (ii) if any Governmental Authority of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consumption of the Merger, and such injunction shall have become final and non-appealable; or

               (iii) if the consummation of the Merger shall not have occurred on or before June 30, 2007 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date.
          (c) by written notice from Parent to the Company, if the Company (i) breaches in any material respect any of its representations or warranties contained in this Agreement, or (ii) breaches or fails to perform in any material respect any of its covenants contained in this Agreement, in any event which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) and such condition is incapable of being satisfied by the Drop Dead Date;
          (d) by written notice from the Company to Parent, if Parent or Merger Sub (i) breaches in any material respect any of its representations or warranties contained in this Agreement, or (ii) fails to perform in any material respect any of its covenants contained in this Agreement, in any event which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) and such condition is incapable of being satisfied by the Drop Dead Date;
          (e) by written notice from the Company to Parent, in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.4; provided, however, that (i) prior to terminating this Agreement pursuant to this Section 8.1(e), the Company shall have provided Parent with at least 48 hours prior written notice of the Company’s decision to so terminate, (ii) such termination shall not be effective until such time as the payment of the Fee shall have been made by the Company and (iii) the Company’s right to terminate this Agreement under this Section 8.1(e) shall not be available if the Company is then in material breach of Section 6.4. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions; or
          (f) by written notice of Parent or Merger Sub, if the Company Board shall (A) fail to include a recommendation in the Proxy Statement that the stockholders of the Company vote in favor of this Agreement and the Merger, (B) withdraw, modify or change, or propose or announce any intention to withdraw, modify or change, in a manner material and adverse to Parent or Merger Sub, such recommendation, or (C) approve or recommend, or announce any intention to approve or recommend, any Competing Transaction.
          (g) by written notice from the Company to Parent, if the Closing shall not have occurred on or before the date required under Section 1.2 as a result of Parent or Merger Sub’s failure to effect the Closing and (i) at the time of termination the conditions set forth in Sections 7.1 and 7.2 (other than the delivery by the Company of the officer’s certificates contemplated by Section 7.2 and any other conditions that, by their nature, cannot be satisfied until the Closing) have been satisfied or waived and (ii) the Company has delivered to Parent of written notice of such failure.

     Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 8.3 and (b) nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.
     Section 8.3 Fees and Expenses.
          (a) Except as set forth in this Section 8.3, all Expenses (as defined below) incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated; provided, that to the extent that the Company’s Expenses are not paid on or prior to the Closing Date, the payment of such Expenses shall be assumed by, and the responsibility of, the Surviving Corporation. “Expenses,” as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, auditors, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of proxies, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to consummation of the Merger and the other transactions contemplated by this Agreement.
          (b) If this Agreement is terminated by the Company pursuant to Section 8.1(e), or by Parent or Merger Sub pursuant to Section 8.1(f), then the Company shall pay to Parent promptly (but in any event no later than one business day after the first of such events shall have occurred) a fee of $7,500,000 (the “Fee”), which amount shall be payable in immediately available funds. Subject to Section 8.3(f), the remedy set forth in this Section 8.3(b) shall be Parent and Merger Sub’s exclusive remedy in the event of the termination of this Agreement by the Company pursuant to Section 8.1(e) or by Parent or Merger Sub pursuant to Section 8.1(f).
          (c) If this Agreement is terminated by Parent pursuant to Section 8.1(c), then the Company shall reimburse Parent for all of its Expenses (but not in excess of $1,000,000 in the aggregate, such payment to be made not later than thirty days after submission of statements therefor); provided that, with respect to an event specified in clause (i) of Section 8.1(c), such failure shall be due to any of the representations and warranties of the Company not being true and correct such that the condition in Section 7.2(a) shall have failed as of the date hereof. Subject to Section 8.3(f), the remedy set forth in this Section 8.3(c) shall be Parent and Merger Sub’s exclusive remedy in the event of the termination of this Agreement pursuant to Section 8.1(c).
          (d) If this Agreement is terminated by the Company pursuant to Section 8.1(d), then the Parent shall reimburse the Company for all of its Expenses (but not in excess of $1,000,000 in the aggregate, such payment to be made not later than thirty days after submission of statements therefor). Subject to Section 8.3(f), the remedy set forth in this Section

8.3(d) shall be the Company’s exclusive remedy (except for the remedies and relief set forth in Section 9.7) in the event of the termination of this Agreement pursuant to Section 8.1(d).
          (e) If this Agreement is terminated by the Company pursuant to Section 8.1(g), then the Parent shall pay to the Company promptly (but in any event no later than one business day after such termination) an amount equal to $7,500,000, which amount shall be payable in immediately available funds. Subject to Section 8.3(f), the remedy set forth in this Section 8.3(e) shall be the Company’s exclusive remedy (except for the remedies and relief set forth in Section 9.7) in the event of the termination of this Agreement pursuant to Section 8.1(g).
          (f) The Company, Parent and Merger Sub each acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that the amounts payable hereunder are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate the aggrieved party for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and for losses and damages likely to be incurred or suffered as a result of termination in the circumstances described in this Section 8.3, which amounts would otherwise be impossible to calculate with precision. In the event that a party hereto shall fail to pay an amount specified under this Section 8.3 when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by the party entitled thereto, to the extent such accrued expenses are, in fact, paid (including, without limitation, reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of any damages incurred in the event of willful breach of this Agreement.
     Section 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Merger by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
     Section 8.5 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
ARTICLE IX
GENERAL PROVISIONS
     Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.3(b), 6.5(a), 6.6 and this Article IX shall survive the Effective Time.
     Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):

if to Parent or Merger Sub:	CheckFree Corporation
4411 East Jones Bridge Road
Norcross, Georgia 30092
Facsimile No.: (678) 375-1150
Attention: Laura E. Binion

with a copy to:	Porter Wright Morris & Arthur LLP
Huntington Center
41 South High Street
Columbus, Ohio 43215-6194
Facsimile No.: (614) 227-2100
Attention: Robert J. Tannous

if to the Company:	Carreker Corporation
4055 Valley View Lane, Suite 1000
Dallas, TX 75244
Facsimile No.: (972) 292-9577
Attention: John D. Carreker, Jr.

with a copy to:	Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
Facsimile No.: (214) 740-8800
Attention: John B. McKnight
     Section 9.3 Certain Definitions.
          (a) For purposes of this Agreement:
               (i) “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
               (ii) “beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

               (iii) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.
               (iv) “Code” means the United States Internal Revenue Code of 1986, as amended.
               (v) “Company Material Adverse Effect” means any event, circumstance, change or effect, in each case other than those disclosed herein or in the Company Disclosure Schedule, that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the Merger; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (A) the Company’s strategic alternatives process or the Merger, including its announcement and consummation, (B) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries, (C) general changes in the industries in which the Company and the Subsidiaries operate, except those events, circumstances, changes or effects that adversely affect the Company and its Subsidiaries to a greater extent than they affect other entities operating in such industries, (D) changes in the trading price of the Shares between the date hereof and the Effective Time (it being understood that any fact or development giving rise to or contributing to such change in the trading price of the Shares may be the cause of a Company Material Adverse Effect) or (E) changes in Law or GAAP.
               (vi) “Company Restricted Stock Award” means each Share outstanding immediately prior to the Effective Time that is subject to a repurchase option, risk of forfeiture or other condition under the Company Stock Plans or any applicable restricted stock purchase agreement or other agreement with the Company.
               (vii) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
               (viii) “Customer Contract” means any contract or other agreement for the delivery of goods or performance of services by the Company or any of its Subsidiaries.
               (ix) “Environmental Laws” means any United States federal, state or local laws, regulations and enforceable governmental orders relating to pollution or protection of the environment, human health and safety, or natural resources, including, without limitation the Comprehensive Environmental Response Compensation and

Liability Act, 42 U.S.C. Sections 9601 et seq. (“CERCLA”), and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq. (“RCRA”).
               (x) “Hazardous Substances” means those hazardous or toxic substances, chemicals, wastes and pollutants defined in or regulated under any Environmental Law, including, without limitation, RCRA hazardous wastes and CERCLA hazardous substances.
               (xi) “Intellectual Property” means (i) patents, patent applications and statutory invention registrations, in any jurisdiction, and any renewals or extensions thereof, and all patentable inventions that have not yet become the subject of a patent application, (ii) Trademarks, (iii) copyrights, including registrations and applications for registration thereof in any jurisdiction and any renewals or extensions thereof, (iv) Software and (v) confidential and proprietary information, including trade secrets, know-how, technology, processes, products and methods, and rights in any jurisdiction to limit the use or disclosure thereof by any person, (vi) inventions, discoveries and ideas, whether patented, patentable or no patentable in any jurisdiction, (vii) mask works, (viii) writings or other works of commercial value, whether copyrighted, copyrightable or not copyrightable in any jurisdiction, (ix) licenses, immunities, covenants not to sue and the like relating to the foregoing, (x) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing, and (xi) any similar intellectual property or proprietary rights.
               (xii) “Intellectual Property Licenses” means (i) any grant to a third party of any right to use any of the Owned Intellectual Property or Licensed Intellectual Property, and (ii) any grant to the Company or any of its Subsidiaries of a right to use a third party’s Intellectual Property.
               (xiii) “knowledge of the Company” and the “Company’s knowledge” and words of similar import mean the actual knowledge, after due inquiry, of any executive officer of the Company, including due inquiry of the appropriate employees of its Subsidiaries.
               (xiv) “knowledge of Parent or Merger Sub” and the “Parent or Merger Sub’s knowledge” and words of similar import mean the actual knowledge, after due inquiry, of any executive officer of the Parent or Merger Sub, including due inquiry of the appropriate employees of any of their applicable subsidiaries.
               (xv) “Licensed Intellectual Property” means all Intellectual Property licensed to the Company or a Subsidiary pursuant to one or more agreements to which the Company or a Subsidiary is a party.
               (xvi) “Material Contracts” means any contract or other agreement to which the Company or any of its Subsidiaries is a party or otherwise bound that is:
               (A) Customer Contracts involving payments to the Company or any of its Subsidiaries of amounts in excess of $200,000;

               (B) for the delivery of goods or the performance of services to the Company or any of its Subsidiaries and such agreement is material, in the reasonable discretion of the Company to the business, financial condition or results of operations of the Company and the Subsidiaries (and specifically excluding any such agreement or contract that is terminable on a short-term basis by the Company or its Subsidiary that is a party thereto and that is for the delivery of products or services that are readily obtainable by an alternate source);
               (C) for the lease, license or purchase or any real property;
               (D) for the license of any Owned Intellectual Property by the Company or any of its Subsidiaries, except for Customer Contracts entered into in the ordinary course of business;
               (E) for the use of Licensed Intellectual Property that is embedded in the Products;
               (F) involving a sharing of profits and losses by the Company or any of its Subsidiaries (other than revenue enhancement contracts for the delivery of goods or performance of services);
               (G) containing covenants that restrict or limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any person;
               (H) that requires capital expenditures in excess of $100,000;
               (I) involving indebtedness for borrowed money or capital leases;
               (J) with a director or officer of the Company and is entered into outside of the ordinary course of business; or
               (K) has the meaning set forth in Item 601(b)(10) of Regulation S-K of the SEC with respect to the Company and its Subsidiaries.
               (xvii) “Open Source License” means any open source license or other similar type of license, including without limitation, the GNU General Public License, Library Generally Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache or Public Domain Licenses.
               (xviii) “Owned Intellectual Property” means all Intellectual Property owned in whole or in part by the Company and its Subsidiaries and/or have a valid claim of ownership in whole or in part (such as a contract right or assignment from an employee or independent contractor, including, without limitation, all the Products and Services and all Intellectual Property related thereto (other than those identified in Section 3.12(a)(ii) of the Company Disclosure Schedules).

               (xix) “Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole or (ii) the ability of Parent to consummate the Merger; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on Parent or its subsidiaries, or (y) general changes in the industries in which Parent and its subsidiaries operate, except those events, circumstances, changes or effects that adversely affect Parent and its subsidiaries to a greater extent than they affect other entities operating in such industries.
               (xx) “Permitted Liens” shall mean (a) liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings conducted with due diligence and for the payment of which the Company has furnished adequate security; (b) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmen’s and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted with due diligence and for the payment of which the Company has furnished adequate security; (c) statutory liens incidental to the conduct of the business of the Company or any Subsidiary which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; (d) at the date of this Agreement (but specifically not applying at the Closing) any lien in favor of JP Morgan Chase Bank (or its predecessors) arising out of indebtedness for borrowed money that has been repaid and (e) notice filings for equipment lease arrangements.
               (xxi) “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
               (xxii) “Products” means the software products (including modules and any and all improvements thereto) currently marketed or licensed or supported through software maintenance services (or otherwise) by Company and/or its Subsidiaries.
               (xxiii) “Representative” means, with respect to any person, such person’s officers, directors, employees, accountants, auditors, attorneys, consultants, legal counsel, agents, investment banker, financial advisor and other representatives.
               (xxiv) “Services” means any services currently marketed, offered or provided by Company and/or its Subsidiaries.

               (xxv) “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form, (ii) electronic databases and electronic compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (iv) all documentation including user manuals and other training documentation related to any of the foregoing, (v) encryption keys and other security features, (vii) all versions, conversions, updates, patches, corrections, enhancements and modifications thereof and all related documentation, developer notes, comments and annotations thereto, (viii) products, and (ix) any similar intellectual property and proprietary rights and computer programs and software.
               (xxvi) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries; provided, however, that, for purposes of this Agreement, Carretek LLC, a Delaware limited liability company, and Mastek Carreker Private Limited, an India private limited company, are expressly excluded from the definition of a subsidiary of the Company.
               (xxvii) “Tax Law” means any Law relating to Taxes.
               (xxviii) “Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement, form or disclosure relating to, filed or required to be filed with any Governmental Authority or taxing authority, including any schedule or attachment thereto, and including any amendment thereof in connection with the determination, assessment or collection of any Tax of any party or the administration of any Tax.
               (xxix) “Taxes” shall mean (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges, (b) any liability for the payment of Tax as a result of membership in any consolidated, affiliated, combined or unitary group of corporations with respect to which the Company or any Subsidiary is or has been a member on or prior to the date of the Effective Time and (c) any transferee or secondary liability in respect of any Tax (whether imposed by Law or contractual arrangement).
               (xxx) “Trademarks” means trademarks, service marks, domain name registrations, trade dress, logos, brand names, certification marks, assumed names and other source identifiers, including the goodwill associated with the foregoing and registrations in any jurisdiction, and applications in any jurisdiction to register the foregoing, including extension, modification or renewal of any such registration or application.
          (b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location
Action	Section 3.9
Agreement	Preamble
Certificate of Merger	Section 1.2
Certificates	Section 2.4(b)
Change in the Company Recommendation	Section 6.4(c)
Claim	Section 6.6(b)
Company	Preamble
Company Board	Section 3.4
Company Common Stock	Section 3.3(a)
Company Disclosure Schedule	Section 3.1(b)
Company Employees	Section 6.5(b)
Company Permits	Section 3.6(a)
Company Preferred Stock	Section 3.3(a)
Company Restricted Stock Award	Section 2.2(c)
Company SEC Reports	Section 3.7(a)
Company Stock Awards	Section 3.3(a)
Company Stock Option	Section 2.2(a)
Company Stock Plans	Section 2.2(a)
Competing Transaction	Section 6.4(d)
Confidentiality Agreement	Section 6.3(a)
DGCL	Recitals
Dissenting Shares	Section 2.3(a)
Drop Dead Date	Section 8.1(b)(iii)
Effective Time	Section 1.2
Environmental Permits	Section 3.14
ERISA	Section 3.10(a)
Exchange Act	Section 3.5(b)
Exchange Agent	Section 2.4(a)
Exchange Fund	Section 2.4(a)
Expenses	Section 8.3(a)
Fairness Opinion	Section 3.17
Fee	Section 8.3(b)
GAAP	Section 3.7(b)
Governmental Authority	Section 3.5(b)
HSR Act	Section 3.5(b)
Indemnified Party(ies)	Section 6.6(a)
IRS	Section 3.10(d)
Latest Balance Sheet	Section 3.7(c)

Defined Term	Location
Law	Section 3.5(a)
Merger	Recitals
Merger Consideration	Recitals
Multiemployer Plan	Section 3.10(b)
Multiple Employer Plan	Section 3.10(b)
Non-U.S. Benefit Plan	Section 3.10(h)
Notice of Superior Proposal	Section 6.4(c)
Order	Section 3.9
Parent	Preamble
Parent SEC Reports	Section 4.8(a)
Plans	Section 3.10(a)
Proxy Statement	Section 3.17
Merger Sub	Preamble
SEC	Section 3.7(a)
Securities Act	Section 3.5(b)
Shares	Recitals
Stockholders	Recitals
Stockholders’ Meeting	Section 6.1(a)
Subsidiary	Section 3.1(a)
Superior Proposal	Section 6.4(e)
Surviving Corporation	Section 1.1
WARN Act	Section 3.10(g)
     Section 9.4 Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason (a) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable Law and to give the maximum effect to the intent of the parties hereto; (b) the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby; and (c) to the fullest extent possible, the provisions of this Agreement shall be construed to give the maximum effect to the intent of the parties hereto; provided, however, that under no circumstances shall the rights of holders of Shares as third-party beneficiaries pursuant to Section 9.6(c) be enforceable by such stockholders or any other person acting for or on their behalf other than the Company and its successors in interest.
     Section 9.5 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
     Section 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) for Section 6.6 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons); (b) for, after the Effective Time of the Merger, the rights of holders of Shares to receive the Merger Consideration and the rights of holders of Company Stock Options to receive the amounts specified in Section 2.2(b); and (c) for the rights of holders of Shares to pursue claims for damages and other relief, including equitable relief, for the Parent’s or Merger Sub’s intentional breach hereof, wrongful repudiation or termination of this Agreement, wrongful failure to consummate the Merger or fraud; provided, however, that the rights granted pursuant to clause (c) shall be enforceable on behalf of such stockholders only by the Company in its sole and absolute discretion.
     Section 9.7 Specific Performance. The parties to this Agreement acknowledge and agree that in the event that any of the provisions of this Agreement are breached or are not performed in accordance with their terms, irreparable damage would occur; that the parties to this Agreement and the other persons specified in Section 9.6 would not have an adequate remedy at law; that such persons, including the parties hereto, shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce the terms of this Agreement; and that the parties to this Agreement shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law.
     Section 9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware or any federal court sitting in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.
     Section 9.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     Section 9.11 Company Disclosure Schedule. Parent and Merger Sub shall not be entitled to claim that any fact or combination of facts constitutes a breach of any of the representations or warranties contained in this Agreement if and to the extent that such fact or combination of facts has been disclosed in any Section of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date of this Agreement in sufficient detail to put a reasonable person on notice of the relevance of the facts or circumstances so disclosed. The inclusion of any item in any Section of the Company Disclosure Schedule (i) does not represent a determination by the Company that such item is “material” and (ii) does not represent a determination by the Company that such item did not arise in the ordinary course of business.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHECKFREE CORPORATION

By:	/s/ Mark A. Johnson

Name: Mark A. Johnson
Title: Vice Chairman

CFA SOFTWARE CORPORATION

By:	/s/ Mark A. Johnson

Name: Mark A. Johnson
Title: Executive Vice President

CARREKER CORPORATION

By:	/s/ John D. Carreker, Jr.

Name: John D. Carreker, Jr.
Title: Chairman and CEO